Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 24588.50005/19119670 v2	1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512
August 27, 2010

Danaos Corporation c/o Danaos Shipping Co. Ltd. 14 Akti Kondyli 184 45 Piraeus, Greece

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel to Danaos Corporation (the “Company”) on matters of Marshall Islands law (“Marshall Islands Law”), in connection with the Company’s Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) relating to the proposed offer and sale of up to 19,958,110 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be sold by or on behalf of certain selling stockholders of the Company listed on Schedule 1 hereto (the “Selling Stockholders”) or their donees, pledgees, transferees or other successors in interest.  The shares of Common Stock were previously issued to the Selling Stockholders in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the subscription agreements dated as of August 6, 2010 (the “Subscription Agreements”) between the Company and the purchasers named therein.  The number of shares of Common Stock being offered pursuant to the Registration Statement by each Selling Stockholder is listed on Schedule 1 hereto.  Each share of Common Stock being offered pursuant to the Registration Statement by each Selling Stockholder includes a preferred stock purchase right (the “Rights”) under the Stockholder Rights Agreement dated as of September 18, 2006 (the “Stockholder Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

In rendering this opinion, we have examined originals or photocopies of all such documents, including:

(i)                                     the Registration Statement;

(ii)                                  each of the Subscription Agreements;

(iii)                               the Stockholder Rights Agreement; and

(iv)                              such other documents, including certificates of public officials and representatives of the Company, as we have deemed necessary.

London •  New York •  Paris •  Hamburg •  Munich •  Rome •  Milan •  Madrid •  Athens •  Piraeus •  Singapore •  Bangkok

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

In such examination, we have assumed the legal capacity of each natural person, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photocopies, that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, and the completeness of each document submitted to us.  In rendering this opinion, we have also assumed:

(i)                                   the power, authority and legal right of all parties (other than the Company) to each of the Subscription Agreements and the Stockholder Rights Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of each of the Subscription Agreements and the Stockholder Rights Agreement by such parties;

(ii)                                the validity and enforceability of each of the Subscription Agreements and the Stockholder Rights Agreement under all applicable laws other than Marshall Islands Law;

(iii)                             that all shares of Common Stock and the Rights have been issued in compliance with the Securities Act, and all other applicable U.S. federal and state securities and other laws.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of each of the parties to the Subscription Agreements and the Stockholder Rights Agreement.  We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the shares of Common Stock have been validly issued and are fully paid and nonassessable, and the Rights have been validly issued and are binding obligations of the Company.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP

Schedule 1

Subscription Agreement	Shares Offered in the Registration Statement

Subscription Agreement dated as of August 6, 2010, by and between the Company and Acclaim Shipping Inc.	8,108,109

Subscription Agreement dated as of August 6, 2010, by and between the Company and Dimitri J. Andritsoyiannis	270,271

Subscription Agreement dated as of August 6, 2010, by and between the Company and Iraklis Prokopakis	108,109

Subscription Agreement dated as of August 6, 2010, by and between the Company and Sphinx Investments Corp.	11,471,621

Total:	19,958,110